Exhibit 99.1

Editorial Contact:	Investor Contact:
Brenda Christensen	Jane Underwood
brenda_christensen@securecomputing.com	jane_underwood@securecomputing.com
310-455-1948	408-979-6186

Secure Computing To Acquire CipherTrust, a Leader in

Messaging Security

Transaction Expected to Increase Revenue by Approximately $80 Million in 2007 and be

Accretive to Pro-Forma Earnings per Share in the Second Half of 2007

SAN JOSE, Calif., July 11, 2006 – Secure Computing Corporation (Nasdaq:SCUR), the experts in securing connections between people, applications and networks™, today announced that it has signed a definitive agreement to acquire CipherTrust, Inc., the global leader in messaging security. CipherTrust®, a privately-held company, provides innovative layered security solutions to stop inbound messaging threats such as spam, viruses, intrusions and phishing, and protects against outbound policy and compliance violations associated with sensitive data leakage.

Secure Computing is purchasing CipherTrust for total consideration of $273.6 million, which is comprised of $185 million in cash, 10 million shares of Secure Computing common stock, and a $10 million seller note that is subject to certain performance obligations. As a result of the transaction, CipherTrust shareholders will have an approximate 14% ownership position in Secure Computing.

Under the terms of the agreement, Secure Computing has obtained a commitment for a senior secured credit facility from Citigroup. The facility comprises a $115 million term loan and a $20 million revolving credit facility. The transaction is expected to close by September 8, 2006, subject to any necessary regulatory approvals and customary closing conditions.

Depending on the closing day of the transaction, Secure Computing expects CipherTrust to add approximately $15 million to $20 million in revenue in 2006, and approximately $80 million in revenue in 2007. The transaction is expected to be breakeven with respect to pro-forma earnings per share by mid-2007 and accretive to pro-forma earnings per share in the second half of 2007.

In conjunction with this transaction, Jay Chaudhry, CEO, chairman and founder of CipherTrust, will join Secure Computing’s Board of Directors as Vice Chairman and serve as the company’s Chief Strategy Officer and a member of the company’s senior management team.

“Over the past few months, we have made excellent progress with the integration of CyberGuard,” said John McNulty, chairman, president and CEO of Secure Computing. “With the brunt of the initial integration activity now behind us, we believe the time is right to continue investing in enterprise gateway security, which is experiencing strong growth. After an extensive review and due diligence process, we believe CipherTrust is the perfect addition to Secure Computing.”

According to IDC, the Secure Content Management Appliance market is expected to grow to $1.7 billion in 2009, a 47% CAGR from 2004 through 2009. In the Messaging Security sub-market, IDC expects this area to grow to $2.6 billion in 2009, a 31% CAGR from 2004 through 2009.

CipherTrust is the current leader (based on 2004 revenues) in the Secure Content Management Appliance market with 20% market share. Also as part of the transaction, Secure Computing will become well-positioned in the Messaging Security Market. According to IDC data, CipherTrust is currently the clear market leader in messaging security gateway appliances. Appliances are becoming the preferred method of deploying security applications within the Enterprise, and IDC estimates that 80% of all network security solutions will be delivered via a dedicated appliance by 2007.

“As threats and attacks move from targeting the network to targeting applications, companies are requiring application gateways with sophisticated content analysis capabilities,” said McNulty. “By combining the two companies, we will offer highly differentiated enterprise gateway security solutions that provides customers with integrated, multi-layer protection for messaging and web communication. As a result, we will be better positioned to help protect our customers’ most valuable asset – their data.”

“We will also be better positioned to offer our channel partners more innovative and profitable products to sell to their customers,” added McNulty. “CipherTrust’s unique reputation based security technology, TrustedSource, will further differentiate us by delivering the industry’s first reputation-based firewall/UTM, web gateway and identity and access management solution.”

To combat the real business risks posed by the growing number of messaging security threats, CipherTrust pioneered the messaging security appliance market and created an innovative, layered, policy-based appliance to protect multiple communication channels, including email, instant messaging, Webmail, file transfers and HTTP. CipherTrust’s family of products are created to meet the specific needs of organizations of all types and enable those organizations to reduce costs and mitigate the risks that are associated with all forms of electronic messaging.

“We are excited to be joining forces with Secure Computing,” said Jay Chaudhry, CEO, chairman and founder of CipherTrust. “This transaction brings together two very successful companies that together can redefine enterprise gateway security.”

“The synergies between the two companies are tremendous,” said Chaudhry. “Our products and technologies are complementary, our channel and selling strategy similar but with little overlap in channel partners, and our teams have strong domain expertise in security with an established record for delivering innovative products. Our combined business will bring focus and innovation of a start-up and the scale, size and financial strength of a larger company.”

“Secure Computing’s merger with CipherTrust addresses the convergence of threat and messaging management gateways,” said Chris Christiansen, Program Vice President of Security Products and Services at IDC. “CipherTrust’s messaging security complements Secure Computing’s focus on Unified Threat Management, Web filtering and hardware authentication. With messaging increasingly viewed as a critical enterprise application, the ability to secure traffic at wire speeds is a critical business enabler. Moreover, CipherTrust’s TrustedSource reputation technology, with its network of thousands of sensors throughout the Internet, will add a new element of sophistication and intelligence to existing UTM and SCM products.”

Transaction Combines Two Well-Positioned Companies in the IT Security Industry

•	Leader in Enterprise Gateway Security

The combined company will be positioned to be the leader in the enterprise gateway appliances market. This will include a comprehensive, integrated and unified portfolio of solutions – ranging from UTM, messaging security, Web filtering and identity management – with centralized policy and management capabilities. Together, these products will address network gateway and application gateway security for all the major Internet protocols including Web (HTTP and FTP), email (SMTP and POP) and instant messaging and identity based access protection.

•	Expanded Product Portfolio

Combined, Secure Computing and CipherTrust bring a common focus and highly innovative approach to security. Secure Computing’s UTM and SCM appliances provide the full range of content protection features with world-class firewall, VPN, Web-filtering, and content filtering. CipherTrust’s appliances provide total messaging security for inbound threats as well as outbound data leakage and compliance violations. Customers will no longer need to deploy and manage multiple disparate point products from multiple vendors.

•	Reputation Based Security with Global Intelligence

Central to Secure Computing’s technology focus is the ability of its Sidewinder G2®, TSP and Webwasher® platforms to enable behavior-based “Zero-Day” attack prevention against previously unknown network attacks. CipherTrust extends this capability using global intelligence with its TrustedSource™ technology, providing the leading reputation system based upon real-time intelligence gathered from a worldwide network of thousands of sensors. Together, the combined company will be able to integrate the TrustedSource capability into these products to accurately protect against unknown threats.

•	Greater Opportunity to Utilize Worldwide Distribution Channel

The transaction will provide the opportunity to accelerate CipherTrust’s revenue growth by utilizing Secure Computing’s worldwide distribution channel. In particular, CipherTrust’s products will receive greater exposure with the U.S. Federal Government and in internationally.

Together, the combined company will have more than 18,000 customers and 1,700 resellers in 106 countries. The company also will have greater opportunities to cross-sell all of its innovative products, including its Unified Threat Management and Identity and Access Management appliances to both current and prospective customers.

•	Stronger Organization with Complementary Skill-Sets and Substantial Industry Expertise

Together, Secure Computing will have an organization of highly dedicated professionals with substantial expertise in the security industry. In addition to Jay Chaudhry joining Secure Computing as the Chief Strategy Officer, two CipherTrust executives will become executive officers and members to the company’s senior leadership team. Paul Judge will join the company as Chief Technology Officer, and Atri Chatterjee will be appointed Senior Vice President of Marketing.

The sales and marketing groups consist of security industry veterans, and the expected synergies between these organizations are expected to be powerful. The company will have a substantially larger research and engineering development team, and will be well-positioned to accelerate its development of new and innovative solutions.

Investor Conference Call

Secure Computing will be hosting a conference call today, July 11, 2006 at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss the details of the transaction and its preliminary second quarter results. To participate by telephone, the dial-in number is 1-888-913-9966 and the conference ID number is 9424477 within the United States. If you are calling from outside the U.S., the dial-in number is 1-630-395-0017 and the conference ID number is 9424477. The conference call also will be available via live Webcast on Secure Computing’s Investor Relations Web site at: www.securecomputing.com.

A rebroadcast of the call will be available at the Investor Relations section of the Secure Computing web site. In addition, a telephone replay will be made available through July 19 by accessing, 800-759-4964 for North America or 203-369-3596 for international.

About Secure Computing:

Secure Computing (NASDAQ:SCUR) has been securing the connections between people and information for over 20 years. Specializing in delivering the world’s strongest security appliances/firewalls, identity and access management solutions, content management and filtering solutions, Secure Computing is uniquely qualified to be the global security solutions provider to organizations of all sizes. Our more than 17,000 global customers, supported by a worldwide network of partners, include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, education and national and local governments. The company is headquartered in San Jose, Calif., and has offices worldwide. For more information, see http://www.securecomputing.com.

About CipherTrust, Inc.

CipherTrust, Inc., the global market leader in messaging security, provides innovative layered security solutions to stop inbound messaging threats such as spam, viruses, intrusions and phishing, and protect against outbound policy and compliance violations. CipherTrust’s integrated best-of-breed capabilities deliver maximum availability and unmatched security, effectiveness and enterprise manageability across multiple messaging protocols including e-mail, instant messaging and Web-based mail. Recognized by IDC as the market leader for secure content management appliances, CipherTrust protects the messaging infrastructure of more enterprises than any other vendor, including more than one-third of the Fortune 500. CipherTrust is backed by top-tier investors including Battery Ventures and Greylock Partners. For more information about CipherTrust, please visit www.ciphertrust.com or call 877-448-8625.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this release, which are not historical facts, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Examples of such forward looking statements include Secure Computing’s belief CipherTrust is an excellent fit with Secure Computing, the acquisition of CipherTrust will strengthen Secure Computing’s current activities, and that the merger will add a base of new customers, expand the scope of Secure’s product line, and be accretive to Secure Computing’s proforma earnings in the second half of 2007. These statements are subject to uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include, among others, the following risks: that the closing will be delayed, that customers and partners will not react favorably to the merger, risks associated with acquiring other companies, including integration risks, and other risks described in Secure Computing’s Securities and Exchange Commission filings, including Secure’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Secure Computing does not undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release.